Exhibit 99.1

The Wilber Corporation Acquires
Provantage Funding Corporation

FOR IMMEDIATE RELEASE

DATE:	March 15, 2007
FROM:	Douglas C. Gulotty, President and CEO
PHONE:	607-433-4172

Oneonta, New York, March 15, 2007 [GIW] - The Wilber Corporation, parent company of Wilber National Bank, today announced that it has acquired 100% of the capital stock of Provantage Funding Corporation (“Provantage”), a New York State licensed mortgage banker headquartered in Saratoga County, New York.

Provantage was licensed as a mortgage banker by the New York State Banking Department in 2000. It will continue to maintain its corporate identity as a wholly-owned subsidiary of The Wilber Corporation, a larger financial organization with substantially greater resources. Under the terms of the purchase agreement, Robert A. Hayes will stay on as the President and CEO of Provantage. “I look forward to this merger of resources which will positively impact existing and future customers through improved services and a greater variety of mortgage options,” said Mr. Hayes.

Douglas C. Gulotty, President and CEO of The Wilber Corporation said, “Provantage offers a very diverse line of mortgage products and has the capability to approve and close loans very quickly. The key to our ongoing success is to retain the experienced professionals and systems that have made Provantage so successful, and integrate that success into our current branch system.” Mr. Gulotty continued, “The Wilber Corporation is extremely pleased not only to broaden the service offerings to our current market area of seven counties, but also to enter the Capital District in Saratoga County. This is a further extension of our long-term strategic plan to grow our franchise through new ideas and old-fashioned service.”

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, serving the financial needs of Central New York State and the Capital District. It is the parent company of Wilber National Bank and Provantage Funding Corporation. Wilber National Bank is a national bank chartered in 1874 with 21 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, and Broome Counties, New York and a loan production office located in Syracuse, New York. It offers a full range of loan, deposit, trust, investment and insurance products to consumers, businesses and municipalities throughout its Central New York State market area and a broader statewide region. Provantage Funding Corporation is a New York State licensed mortgage bank headquartered in Clifton Park, New York. It offers a large variety of residential mortgage products that fit the needs of most consumers. It is also a HUD endorsed lender, providing government FHA loans. Provantage covers the entire Capital District with five licensed branch offices located within Saratoga, Schenectady and Albany counties, New York. The Wilber Corporation’s common stock trades under the symbol “GIW” on the American Stock Exchange.

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NOTE: This release may contain certain statements which are historical facts or which concern the Company’s future operations or economic performance and which are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risk and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risk and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.